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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127359) pertaining to the Narrowstep Inc. 2004 Stock Plan of the references to our firm under the captions Item 6. "Management's Discussion and Analysis or Plan of Operation - Risk Factors", Item 8. "Changes in and Disagreements With Accountants on Accounting and Financial Disclosure" and Item 8A. "Controls and Procedures" and of our report dated July 12, 2005, except with respect to Note 6.1, as to which the date is April 5, 2006 with respect to the consolidated financial statements of Narrowstep Inc. included in its Annual Report (Form 10-KSB) for the year ended February 28, 2006 filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Ernst & Young LLP
London, England
April 26, 2006